Exhibit 99.2
FLOWSERVE CORPORATION, #11072999
Second Quarter 2006 Earnings Conference
October 10, 2006, 10:00 a.m., CT

Operator	Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Flowserve second quarter 2006 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should require operator assistance during the conference, please press star key followed by the zero. As a reminder, this conference is being recorded today, Tuesday, October 10, 2006.

I would now like to turn the conference over to Michael Conley, Vice President of Investor Relations. Please go ahead, sir.

M. Conley	Thank you, Mary, and hello to everyone. Welcome to the Flowserve investor conference call. Thank you for being with us. Today’s call is also being webcast with slides via the website at www.flowserve.com. Just click on the investor relations tab to access that.

Before we get started today, I want to make one technical note. For those of you who accessed today’s call through our dial in phone number and also wish to simultaneously follow along with the slides via our website, please click on the click here to listen via phone icon at the bottom of the event details page. Again, if you’ve dialed in to today’s call through the dial in phone number and also wish to simultaneously follow along with the slides through our website, please click on the click here to listen via phone icon at the bottom of the event details page.

I’ll remind you that a replay of this call will be available today beginning at 2:00 p.m. Eastern Time through 11:59 p.m. Eastern Time on Thursday, November 9th. The access number is 800-405-2236 and outside the U.S. it’s 303-590-3000 and the pass code is 11072999 # for either of those numbers. You may also access a replay of this call through our website and I’ll repeat this information at the end of today’s call.

Joining me today are Lew Kling, President and CEO of Flowserve; CFO, Mark Blinn, and Chief Accounting Officer, Dick Guiltinan who will have some opening comments and will share his perspectives. Next Mark will discuss some of the financial details and then we’ll move into the Q&A session.

Regarding forward-looking statements, I’ll refer you to our September 29th and today’s news releases for Flowserve’s remarks on that topic. The Safe Harbor statement in those releases, which I will not repeat here in the interest

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of time, also applies to all statements made during this conference call. The information in this conference call including the initial statements by management, plus their answers to questions related in any way to any projections or other forward-looking statements are subject to the previous Safe Harbor statement.

With that I’ll turn it over to Lew.

L. Kling	Thanks, Mike, and good morning. It has now been several days since we issued our earnings release and filed our financial reports for the first half of 2006, and as you can imagine there have been a lot of smiles around here. I’m very pleased to say that with our September 29th filing of the first and second quarter 10Qs for 2006, Flowserve is now current with our SEC filings.

In addition, as you may have seen in our press release this morning, our third quarter bookings continue to show significant strength. These third quarter bookings of approximately $900 million were up 16% over comparable 2005 bookings from continuing operations, a new third quarter record for the company.

This is particularly important due to the fact the bookings for the third quarter of 2005 of $774 million from continuing operations were up over 22% from the comparable 2004 results and that was the former third quarter record for the company.

As you can see, we are taking full advantage of our growing markets and continue to see benefits of our operational excellence initiatives in winning new business.

Before we get into reviewing the financial results for the first half of 2006, I want to focus on some of the more noteworthy items that clearly provide compelling evidence that Flowserve is indeed executing on its strategies, increasing its efficiency and improving its execution.

To get started, let’s review our 6 core Flowserve strategies because most of our success is built around staying consistent in these strategies with respect to our employees, our shareholders and our customers.

Organic growth has played a major role in our success. As you can see from the numbers, Flowserve has been taking full advantage of our very strong market conditions with record quarter-over-quarter booking growth rates. We also have a strong new product development pipeline and we continue to drive our lifecycle advantage program, creating a guaranteed cost of ownership option for our customers.

We also have a number of globalization programs underway that support our growth initiatives and improve our ability to serve our customers. For

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example, we recently announced a joint venture with the Al Rushaid Group to construct the Middle East’s largest pump, valve and seal repair manufacturing and training facility in Dhahran, Saudi Arabia.

A new combined pump valve and seal manufacturing facility was announced in Suzhou, China in August to support both our domestic and international customers which is scheduled to begin operations in March of next year. A Flowserve quick response center was established early this year in Shenzhen, China to support the needs of our local customers.

A new pump facility is being established in Coimbatore, India that is planned to be operational in March of next year. We are also doubling the size of our valve facility in Bangalore, India and we are establishing a number of additional pump service centers and quick response centers in Latin America, the Middle East and North America.

These additions are focused on supporting our expanding customer requirements and capturing additional higher margin end user aftermarket business. As you can see, Flowserve is continuing to position itself to take advantage of attractive opportunities around the world and build on our success by being located close to our customers so we may respond quickly with technical support, parts and repair services. Our customers are asking us to follow them as they seek new global opportunities and we are right there with them.

You have heard me talk about process excellence ever since I came to Flowserve. As you have seen in our numbers and will soon hear again, we continue to make good progress on our key metrics and initiatives that result in expanding margins. For example, Flowserve has continued to increase its internal customer on-time delivery metric to about 90% year-to-date which is significantly higher than it was just a few short years ago. In addition, even with the significant growth in bookings, we have seen a reduction in overdue backlog which is another positive sign for the business.

Our supply chain and continuous improvement programs have attacked cost in all areas of our business and have resulted in significant and continuous gross margin improvement.

We have started to make substantial progress in our ARP standardization program with a number of domestic and international sites ready to migrate to a more integrated program. And we are continuing as a priority to invest in and improve our legal and financial compliance processes as well as building a stronger company-wide culture of compliance in all areas.

These are just a few of the major process excellence drivers for both our continually increasing financial performance as well as our substantial bookings growth which we believe is significantly better than that of the market.

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While we have been making Flowserve better before we got bigger, we have also been making small moves in our portfolio of corporate assets. We have made some small, yet strategically important bolt-on additions to our portfolio. In addition, we have divested a couple of non-core businesses as part of our portfolio management strategy. We will continue to make smaller moves in this area as evidenced by our recent acquisition of HTO, a Czech Republic mechanical seal manufacturer which gave us a quick response center and a low cost manufacturing facility in Eastern Europe.

As we have begun to improve our operations, we have also begun to look at additions to our business including related product lines, building on existing product lines, or adjacencies in our markets to further offer enhanced solutions to our customers. These future additions will be consistent with our goal of achieving 15% margins and our internal cost of capital requirements.

We will also continue to pursue technology opportunities to internally funded programs, customer funded programs, joint ventures and targeted acquisitions. Some of the potential customer driven opportunities include energy saving products, sub-C products, geothermal products and predictive diagnostics.

We have also continued to build greater organization capabilities across the company. For example, we trained 20% more customers at our technical learning center in 2006 year-to-date than in 2005 and trained 30% more employees. We have also recently added a new technical learning center in Essen, Germany and as mentioned earlier, we are adding one to our Saudi Arabia facility in Dhahran and our new facility Suzhou, China. In addition, we’re also evaluating adding an engineering center to our Asia Pacific region.

These investments in people allow us to continue to build a strong cadre of confident associates to support our customers worldwide.

Now let’s turn to the financial results. As you know, for the first 6 months of 2006 Flowserve reported net income from continuing operations of $47 million compared with $21.5 million on the same basis for the first 6 months of 2005, a 119% increase.

On a quarter-by-quarter basis, this translates into net income from continuing operations of $14 million in Q1 and $33 million in Q2. We also saw solid improvement in all of our business segments in terms of bookings, sales, gross margin and operating profit. Clearly our strong end markets and our process excellence initiatives continue to have a significant positive impact on our business.

Taking a look at first half reported bookings, you can see that they were up

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25% year-over-year and excluding the effects of currency and discontinued operations, organic bookings were up over 32% over the same period last year. In addition, first half 2006 sales were up 8% year-over-year and excluding the effects of currency, these sales are up about 9%.

We are also continuing to see strong activity in all of our end markets, particularly oil and gas. The chemical sector seems to be strengthening especially in China where we expect the trend to continue. Easing oil prices could also have a further positive effect on the sector and the power generation sector continues to expand worldwide with the advent of additional coal fired, coal gasification and nuclear plants being planned or built.

When looking at our first half bookings mix, we find about two-third projects and one-third aftermarket. This skewing towards projects is normal for this stage of the growth cycle and will serve Flowserve well as this strong project business should become tomorrow’s high margin aftermarket business.

Incidently, I do want to point out that the difference between project margins and aftermarket margins is not as pronounced as it once was. This very positive effect is due to the expansion of the project related margins and not a reduction in the aftermarket margins.

This margin expansion in projects is due to several important factors. First, our markets have been very strong so we have been able to benefit from increased pricing leverage which incidently helps to offset raw material price increases. Second, as we have said many times, we have been more selective in the business we take with respect to acceptable margins and contract terms and conditions. And third, we have been gaining traction in our operational excellence initiatives which help reduce our production costs.

As our markets have continued to be very robust as illustrated by our strong growth in bookings, our backlog has also risen dramatically. Our second quarter 2006 ending backlog was 61% higher than it was for the second quarter of 2005 and 14% higher than it was for the first quarter of 2006. This has led to many questions as to the size of the gap between our sales and bookings as we continue to be successful in the marketplace so I would like to take a moment and address this development.

As we have said before and as continues to be the case, we are in general seeing larger customer directed lead times on our project related bookings. This is a function of a couple of things.

First, the growing tightness in our industry capacity means customers are more likely to submit orders or get in the queue earlier than they normally would.

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Second, in some cases, a given project’s other components like compressors, steel fabrication, heat exchangers, concrete or motors, may also experience longer lead times or even some delays.

And third, the projects are getting larger and more complex which fits into our sweet spot. This means that our products may not be needed quite as early in the project’s construction process and therefore customers have been pushing out some of the delivery dates as much as 1 to 3 quarters.

When looking at our total sales, our recent history indicates that sales in one year is generally equivalent to the booking levels from the previous year. For example, in 2005 our annual sales were just slightly greater than our annual bookings in 2004. Following this trend, our reported bookings for the first half of 2005 was approximately 9%. This would lead to an expectation that the sales for the first half of 2006 would also be approximately equivalent to that 9% level and the results show they were actually about 9.1% excluding currency which seems to reaffirm the correlation between bookings in one year driving sales to the next.

Given the large number of major projects which were won during the last half of 2005 and continuing into 2006, we would expect this relationship between bookings and sales to be lengthened a little. So now you can see why we’re so excited about the extremely high organic growth rate in bookings for the second half of 2005 and the first half of 2006.

In 2006 our strong markets and our positive improving margins have translated to some very positive gross margin and operating margin results. In the first half of 2006, gross profit increased 13% to $466 million versus the first half of 2005 while sales grew almost 8% to $1.4 billion. We also posted a gross profit margin of 33.4% in the first half of 2006 versus 32% in 2005, a 140 basis point increase. The improvement in our gross profit and our strong flow through reflects the increase in sales which favorably impacts absorption of fixed costs and the cost savings from our operational excellence initiatives.

The first half of 2006 operating income increased 34% to $110 million while the first half operating margin improved 150 basis points to 7.8%. This results from an operating margin of 5.7% in Q1 and 9.6% in Q2. Let us take a quick look at the individual business segments in terms of profitable growth, operational excellence and key initiatives.

The pump division’s 2006 reported bookings increased 46% in the first half, including an amazing 55% increase in the second quarter compared with the same period last year. First half sales increased 6%. The higher number of large project bookings won by the pump division also helped create this large gap between bookings and sales in the first half. More importantly, the resulting increase in backlog bodes very well for the pump division’s future financial success.

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Their gross profit increased 13% or $23 million which is more than twice their growth rate in sales, resulting in an incremental margin of 55% which reflects an excellent flow through for the division.

The year-to-date gross margin percentage also improved 160 basis points to 28.1%. Their first half 2006 operating income increased 29% or $16 million and their operating margin percentage increased to 10%, a jump of 180 basis points. It is important to note that their second quarter operating margin exceeded 12%.

In our flow control division or valves division, the first half 2006 bookings from continuing operations improved 16% while sales increased 7% both compared to the first half of 2005. It should also be noted that continuing operations excludes the general service group which was divested effective December 31, 2005.

Gross profit increased 11% or $16.3 million which was significantly greater than the growth rate in sales which seems to confirm that our operational excellence initiatives are working. And again as in pumps, they achieved significant flow through from sales to the gross margin line as the gross margin improved 130 basis points to 34.1%.

Valve’s first half 2006 operating income increased 16% or $7.2 million and its operating margin improved 90 basis points to 11.4%. In addition, on large projects, valves are usually purchased approximately 6 months after the procurement of pumps so the large increase in pump bookings during the first half of 2006 could have a positive effect on valve bookings later in the cycle.

Our flow solutions division or seals division’s first half 2006 bookings increased 6% with a sales increase of 13%. This was due to that short delivery cycle and a large percentage of aftermarket business. Even though the division’s performance has been outstanding, you may have noticed their Q2 bookings declined approximately 1% year-over-year. This was driven by several substantial orders received during the same period last year that we believed would not repeat this year. This was offset by the 14% bookings growth in Q1.

The first half gross profit increased $13.8 million or nearly 15% and the gross margin percentage increased 60 basis points to 44.5%. The first half operating income also increased $7.7 million or 18% and operating margin improved 80 basis points to 20.8%.

As you can see, I am extremely pleased by our continuing improvements in our operations and financial results as well as the continuing strength of our markets worldwide. In addition, our strategic initiatives clearly are gaining

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traction and due to the hard work of many people, we are now current with our SEC filings once again.

We will also continue to do the right things to strengthen our competitive position both operationally and geographically and we will also continue to invest in our people. As you would expect, I’m obviously very upbeat about Flowserve’s future. And now I’ll turn it over to Mark to discuss the financial details. Mark.

M. Blinn	Thank you, Lew, and good morning, everybody. What I’m going to do this morning, let me review what I’m going to cover with you.

First of all, we’re going to review consolidated highlights. That’ll be the components to the income statement and there’ll be a focus particularly on the strong gross profit flow through. We’ll talk about SG&A, the consolidated spend, focusing on salaries and benefits as well as travel and then we’ll spend some time on stock compensation expense and finance professional fees.

We’ll review interest expense which will reflect the impact of the refinancing which is somewhat offset by higher LIBOR rates, review the tax rate, go through an EPS attribution analysis which will show the impact of the gross profit flow through, discuss working capital, debt and cash flow and finally investment and capital expenditures.

The focus of my presentation is going to be on 6 month year-to-date information unless I call out a quarter specifically.

Turning to slide 15, which is our consolidated income statement, sales of $1,407,000,000 represented a $99 million increase over the prior year which was a 7.6% increase or 9.1% if you exclude the impact of currency.

Gross profit, which showed a strong increase of $466 million, represented a $52 million increase. It was up 12.6%, but more importantly, it represented a gross profit flow through of 52.6%. That allowed us to accrete gross margin of 140 basis points.

SG&A of $356 million for the first half of the year did increase by $24 million representing a 7.4% increase; however, as a percentage of sales it did drop by 10 basis points.

Operating income increased $28 million or 34%. More importantly, it represented a 21.8% flow through on the incremental dollar of sales. That was also 150 basis point increase in operating margin.

Interest expense decreased by $8 million and net earnings which include discontinued operations increased by $33 million to $47 million. The result is

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net earnings EPS was 81 cents versus 25 cents in the prior year including discontinued operations and 81 cents versus 38 cents in the prior year or a 43 cent increase for continuing operations.

Turning briefly to the components. As Lew reviewed with you, bookings increased strongly year-to-date. Reported bookings was a 24.7% increase. If you look at year-to-date bookings, they’re up $408.9 million or 29.6% excluding discontinued operations and if you exclude discontinued operations and currency, bookings were up for the first half of the year 32.2%. This represents 4 consecutive quarters of organic bookings growth greater than 22%.

Sales, as I mentioned earlier, were up $99.4 million or 7.6%. This was driven by strength in the engineered pump products, strength in oil and gas, expansion in the Asia Pacific region and also as Lew talked about, it reflects the bookings to sales conversion cycles and how it’s been extended due to growth in project business and longer customers directed lead times. Also, backlog increased by $402.5 million or 40.5% and it had a currency impact of $55 million.

Gross margin, as I mentioned earlier, increased $52.3 million which represented a 12.6% increase and that was an incremental gross margin of 140 basis points. This reflects the operating leverage, pricing discipline and operational excellence initiatives that we’ve been driving through the company.

Division operating income increased $31 million or 21.5% which represented 140 basis point increase. This is attributable to the increase in gross margin and has been offset somewhat by increases in SG&A. We’ll talk about this a little further, but one thing I want to highlight at this point is in our valve division we did during this period have restructuring, bad debt reserve and some continued expenses associated with our disposition of GSG. This totaled approximately $3 million.

If you look at our gross profit flow through, and we’ve talked about this before, 52.6% incremental gross profit flow through and it was really across all divisions for the reasons I stated earlier.

I do want to focus on our pump division which showed a 10% increase in gross profit flow through. That is on incremental sales of $41.9 million or 6.2% increase. This was driven by pricing, operating leverage and incremental aftermarket but again, all 3 divisions showed substantial increase in gross profit flow through.

Looking at consolidated SG&A and operating income, consolidated SG&A increased $24.4 million or 7.4% and we’ll get into this a little bit further later in the discussion. Operating income increased $27.9 million or 34%. This

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represented an accretion of 150 basis points to our operating margin and again I’ll reiterate, importantly it represented a 28.1% operating income flow through on incremental sales.

The next slide is slide 20 and we’ve shown a slide like this before. It is a walk forward of SG&A and what it does for quarters and year-to-date is it shows the previous year’s spend and then it walks it forward to the current year spend. What I’m going to do is focus on the far right column which is the year-to-date expense for the 6 months and as you can see, for the prior year that expense was $332 million. Now we’ve added $14 million of salary and benefits and let me go through this a little bit because we’ve talked about this before.

In finance we’ve been investing in capabilities, tax, internal audit, compliance, policy and controls. Also we’ve invested in our supply chain organization and capabilities and resources in China and Asia and also a lot of our divisions in the regional and sector level have added resources. Now the important thing to know is a lot of these incremental resources came on right at the middle of last year so you’re seeing a year-over-year impact where these resources were not in place in the first half of last year.

Also in this incremental amount are increase in commissions. As you know, when bookings go up we pay commissions based on bookings and incremental bookings will drive higher commissions and also higher inventory levels which I’ll talk about a little later. Also this amount includes a modest merit increase.

If you look at stock based compensation year-to-date, you can see that it had no impact although there is a lot of movement within these lines and I’m going to talk about that in just a moment. Also you can see that finance professional fees increased year-over-year by $2 million. Now I will call out the first quarter of ‘06 and you can see a $5 million increase. This was primarily driven by the restatement. I’ll go into this in a little more detail, but you can see the movement between the fees, audit and S-Ox as I go into this in detail a little bit later.

Travel did increase by $5 million year-to-date and this represents pursuing our initiatives in China, India and Saudi Arabia. Also as I mentioned, there’s a lot of new management in the division, regional and sector levels. They’ve spent a lot of time visiting their operations and driving incremental growth. Also, there’s a lot of sales travel as we get closer to the customer and pursue incremental sales opportunities. Also in the finance organization we used to use external resources and pay fees to support some of our training and compliance. Now we’re using our internal resources and they are going to the sites to provide incremental training and to support our S-Ox and audit efforts.

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Going further, you can see our incremental investment in research and development of $2 million. As we indicated, we were going to double our R&D spend and you can see it start to take place.

Turning to the next slide, we’ll review stocked based compensation and the impact year-over-year is $200,000, but there is movement in each one of the line items. Taking a look at restricted stock expense, you can see that year-over-year it increased by $2.9 million. This was driven by our higher stock price that we amortized over the period of the restricted stock grant. Also, the company adopted SFAS-123R and is applying the modified prospective method. Basically what this means is that we are expensing options this year and you can see the impact year-over-year of $3.5 million. This is a new accounting requirement.

Last year we had stock modification in connection with former executives that had a $6.2 million impact. That did not impact us in the first half of this year so you can see that the year-over-year impact is small, but you can see the changes that will be reflected in our financial statements going forward. Below that I just show a quarter attribution which will help you tie it back to the previous page.

One thing to point out, and we did disclose in our Q recently, is that we do expect a $6 million noncash charge in the third quarter of 2006 for the modification of our plan to extend options which would allow us time to get current, which we are.

Turning to the next slide, Page 22, we’ll review finance professional fees and again I will focus on the year-to-date numbers. You can see an increase in audit fees from $9 million for the first half of last year to $16 this year. Last year the $9 million spend primarily related to the ‘04 audit and the restatement. This year the $16 million does include some restatement in the ‘04 audit, but it also includes the bulk of our ‘05 audit.

If you look at our tax spend, it remained stable year-over-year. Last year we spent expense money in connection with the restatement and the IRS support. Again this year we had expense in connection with the restatement, the ‘05 financials and preparation for the 2002 to 2004 IRS audit.

As you can see, the S-Ox expense declined from $4 million to $1 and that $1 was in the first quarter of this year and as we discussed last time, we have internalized this capability and expect that this expense will be negligible going forward.

And accounting and internal audit expense last year of $2 million decreased to $1 million. This is primarily driven by the ending of the restatement.

So you can see for the corporate professional fees we had a $2 million

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increase, but there’s really a lot of movement year-over-year. More importantly is that the S-Ox expense is going down and that the primary driver was the high amount of audit fees this year.

Now at this time we do want to show the impact of international audit fees because these amounts are reflected in the division SG&A numbers. And you can see that year-over-year there was no increase, but that we had a $4 million spend for the first half of this year. This is primarily international audit fees from our auditor that are billed to the sites. And as I’ve mentioned, we do expect these fees to go down and I’ll talk about this in just a minute.

So where will we go from here? Audit fees for 2005 were $19.1 million which is primarily reflected in the $16 million run rate. We do expect that to go down the latter half of this year and start to normalize in 2007. Bottom line is that we think our 2006 audit fees will go down relative to 2005. This does include international. However, keep in mind that a bulk of our fees will be incurred this year as we’re pulling a lot of our audit work to this year so that we can file in early March. Again, I think our audit fees for 2007, even though we’re going through the planning process including international, should go down relative to 2006.

With respect to the tax spend, we do expect that to come down. We still will have some outsourcing in place, but we will start seeing that fees shift to planning which will provide us benefit in our tax provision.

Turning to the next slide, quickly review interest expense. You can see that interest expense was reduced by $7.9 million but there’s a few components to this. The 10.6 benefit was in connection with our refinancing last year. Also we’ve seen a $1.7 million increase related to the reduced principal amounts as we have paid down debt year-over-year. Now LIBOR has increased year-over-year about 150 basis points which has resulted in an incremental interest expense of $3.6 million. And also we’ve had incremental fees of $800,000. This primarily related to the amendment in the first half of this year.

One thing to point out that you do not see in our ending balances for any period is that on average the first half of this year we had a revolver drawn about $145 million at LIBOR rates.

Turning briefly to our tax rate schedules. As you can see, our tax rate for the first half of the year was 45.2%. If you look at our use statutory rate of 35%, our foreign operations contributed about 10.1% of incremental tax expense. This was driven by losses in our foreign entities that were not benefitted in our tax provision as well as worldwide reserves. You can also see in the extra territorial income exclusion how the government has phased that out and how that impacts our tax provision. Having said that, there are other deductions that have been put in place that we will take advantage of going forward, for example, the manufacturing deduction. We do expect our rate for ‘06 and ‘07 to be lower.

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Going through our EPS attribution for 2006 versus 2005 first half, turning quickly to the gross profit improvement. You can see that had a 92 cent impact year-over-year and that is on a sales increase of $99 million so we almost achieved a penny for every million of incremental sales. You can see the impact to the increase in SG&A expenses. This does include the high fees that we’ve had this year in the finance area particularly. You can see the impact of the SFAS-123 option expense.

Interest expense, that is a 14 cent benefit resulting from our refinancing last year. And we also had a pick up year-over-year relative to our derivatives, currency transactions and other. As you’ll remember, when we discussed the results from last year, we had a significant loss in the first half of the year as a result of our mark of our derivatives. Those marks have changed, primarily resulting from the strengthening the Euro and where rates have gone. And you can also see the impact of 10 cents of the higher effective tax rate which we are working on going forward.

Turning to the primary working capital, you can see that the company’s continued to focus on managing working capital efficiency in connection with our growing business. At this time 2 years ago we had primary working capital as a percent of sales of 26.9%. At June 2005 it was 20.8%, but you need to remember that we had the securitization in place and if you include the impact of the securitization, primary working capital as a percent of sales would have been 22.5% so you can see that year-over-year we’ve continued to achieve efficiency.

I want to bring particular focus to our inventory as a percent of sales which I want to talk about on the next page as we discuss cash flow.

You can see the impact of the increase in inventory of $52 million. Now as I mentioned earlier, bookings are followed by increased commissions in inventory, inventory will support the future sales. In fact, inventory grew more than $52 million, but this was somewhat offset by increased progress billings which resulted from our disciplined contract approach.

If you look at cash provided by operating activities, what this reflects is that we’ve been able to fund our growth with our operating cash flow and at the same time we’ve been able to continue to invest in our company and pay down debt. The result on Slide 28, you can see how our debt position has come down over the last 3 years.

Looking at capital expenditures, this really reflects how we are investing in our business going forward and we’re focusing on capacity, capabilities and cost reduction.

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Going through each one of the divisions and the corporate, you can see that we spent $11 million in the pump division. This was to provide incremental test capabilities, expansion in existing locations in India and additional machinery in certain locations.

In our controls division, this included expansion and machinery. In our seal division, this represented incremental QRCs, expansion and additional machinery. And our IT spend is really for systems and ERPs which we think will increase capability and reduce cost. As we mentioned in our earlier disclosure, we expect to spend $75 million in capital expenditures this year and those will be to drive capacity, capability and cost reductions.

If you look at our deployment of free cash flow, the top 3 items we’ve already talked about are disclosed. We did make a $36 million pension payment in September 2006. As we announced at the end of September, we have approved a stock repurchase program of up to 2 million shares and also we’re going to invest in capital expenditures.

Going forward we will consider other investments and acquisitions, dividends or additional repurchases or JV buyouts. There are many options for our free cash flow going forward.

That concludes my remarks and I’ll turn it back over to Mike.

M. Conley	Mark, thank you very much. Now let’s go to Q&A. I’ll ask that callers limit themselves to 1 question with 1 follow up. Mary, if you could set us up for that, please.

Operator	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question, please press the star followed by the one on your touchtone phone. If you wish to decline from the polling process, please press the star key followed by the 2. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

Our first question comes from Michael Schneider with Robert W. Baird. Please go ahead.

M. Schneider	Good morning, guys.

Management	Good morning, Mike.

M. Schneider	Congratulations on becoming current and in that regard, just looking forward now, pump margins seem to be one of the bigger swing factors going forward. Can you give us a sense, you finished last year with about a 15% margin in pumps and given what you’ve said about your discipline on

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pricing, etc., can we expect that pump margins exceed that type of rate as we exit ‘06 and into ‘07?

M. Blinn	Mike, we seem to get into these discussions each time and what we don’t want to do is get into the area of guidance but let me give you some general commentary on that. As you know, our fourth quarter in our pump division usually tends to be our strongest quarter. With pricing and the operating leverage, that gives us a strong tail wind on our margins going forward.

M. Schneider	With regard to the longer lead times that your customers are requesting, there’s been some concern expressed at least during this kind of quite period on your filings that the lower crude price and lower gas prices may be feeding into project cancellations. Have you seen any types of cancellations, any type of hesitancy on your customers now to take the very orders that have been stretched out at their request?

L. Kling	This is Lew. We haven’t seen any really cancellations. We’ve seen some stretch outs moving out maybe a month or 2, maybe even as far as 3 but really no cancellations of any projects and I’ve been asked have we seen any double bookings and we haven’t seen that either so right now our customers are still pretty bullish.

M. Schneider	And stretch-outs for what reason, Lew? I don’t want to misinterpret your comments.

L. Kling	Stretch outs because they’re looking at these large projects and we hear that some of them are coming in pretty high in budget so therefore some of it being re-bid and in other cases projects themselves even though they’ve ordered, as I mentioned before, the pumps and the valves and the seals from us, they don’t need them as early as they used to because some of the other parts of the projects are being delayed, steel, compressors and things of that sort, so therefore what they’re doing is even though they’re buying things a little bit early from us to make sure they get in the queue, they’re going ahead and saying don’t deliver for an extra quarter or 2 because the rest of the project’s not going to be ready.

Remember we’re only about 6% to 8% of these large projects so therefore we represent a small percentage of what has to get done and we’re pretty close to the end when they’re installing. Therefore they have to get all the steel up first and get a lot of things put in place before we ship and that’s the only thing we’ve seen as far as delays are concerned.

M. Schneider	Okay, I’ve got many more but maybe just a quick one. Mark, can you give us a sense of what backlog was? You gave us the bookings for the third quarter. Can you give us what backlog was at the end of the third quarter?

M. Blinn	No, we haven’t provided that information out. We will talk about it when we

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issue our third quarter Q and have a subsequent conference call.

M. Schneider	Okay, I’ll get back in line. Thank you.

Operator	Thank you. Our next question comes from Mark Grzymski with Neederman & Company. Please go ahead.

M. Grzymski	Good afternoon, everyone.

M. Blinn	Hi, Mark. How’re you doing this morning?

M. Grzymski	Doing well. Thanks, Mark. I just want to go through the ... you said two-thirds of bookings are related to projects, correct? Roughly?

M. Blinn	That’s correct. Two-thirds and one-third.

M. Grzymski	Okay, great. Now what percentage of that of the bookings and projects are really the kind of book and ship type business as opposed to sales that are much ... that have larger lead times?

M. Blinn	Most of those are all larger lead time. These are large projects coming in from areas throughout the world so that’s what we mean by projects. They’re usually pretty long. They can be a year, they could be a year and a half. In the after market is where you usually get just a book and ship. Now there are areas like in the valve side where we get commodity valves and they come in and they go out pretty quickly but the projects, the two-thirds is normally large, long lead projects.

M. Grzymski	Okay. Thank you for the clarification. And then just a follow up to that. If I look at the growth in bookings in the pump division in the second half of last year, obviously it was very robust, up near 30% and if I heard you correctly you’re basically saying that even with the extended lead times, a lot of that growth in bookings should actually come through later this year and into ‘07. Is that correct?

M. Blinn	Again, without giving guidance, if you take a look at the numbers and remember what I said about the fact that with the large bookings some of that’s been extended out a little bit. You can use that as your ideas to create numbers but I really don’t want to give out guidance.

M. Grzymski	Okay, great. Thanks. Last quick question and I’ll jump back in the queue. Now that you have debt to total cap you’re very comfortable with, you have the opportunity to do a buy back and obviously you’re in the position now to look at potential acquisitions. Is there any way you can rank in order what you’d prefer to do if the environment was favored one or the other?

M. Blinn	No, I mean, Mark, I’m not going to rank them but I will tell you this, we’ll review those opportunities really through the eyes of our shareholders what

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provides the best return.

M. Grzymski	Okay. Great. Thanks guys. Thanks for taking my questions.

Operator	Thank you. Our next question comes from Ned Armstrong with Friedman Billings Ramsey. Please go ahead.

N. Armstrong	Yes, thank you. Good morning.

Management	Good morning, Ned. How are you?

N. Armstrong	Very well. With regard to your capital spending, you’re estimating $75 million for this year. Do you see that level remaining the same in forward years or decreasing, increasing?

M. Blinn	I don’t see them remaining at that level in future years. They’ll be lower but I don’t want to go into specifics. We haven’t gone through our capital planning process.

N. Armstrong	Right. Okay. And then with respect to your tax rates, you’re talking about them decreasing for the remainder of this year and into ‘07. Any ... can you frame the magnitude of decease? Are you talking just a couple hundred basis points or much more than that?

M. Blinn	Ned, this goes into the area of forward looking information. We did indicate that we expect our rate to be lower this year than it was last year and then as I talked about on the call last time, we’re going to initiate a lot of planning activities towards the end of this year and through next year and I think we’ll start to see the full benefit of that in 2008 and we’ve also talked about the fact that I think a company with our international footprint, with all the planning in place can achieve approximately a 35% rate or potentially lower.

N. Armstrong	Okay, good. Thank you.

M. Blinn	You’re welcome.

Operator	Thank you. Our next question comes from Charles Brady with BMO Capital Markets. Please go ahead.

C. Henkle	Good morning. This in Cuney Henkle [sp] sitting in for Charlie Brady. Can you hear me okay?

Management	Sure can.

C. Henkle	Okay. I just have a couple of quick questions. First, we saw in your 10Q, this is regarding the Flow Control division, you mentioned a bad debt from a customer added to your SG&A. Can you give us more details on that?

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M. Blinn	I talked about it a little earlier in my presentation in the context of a restructuring in that division, bad debt and also some incremental costs associated with the group that we disposed of last year. But this bad debt as we go through and evaluate our customers had to do with a customer that was on the precipice of bankruptcy so we took a bad debt reserve.

C. Henkle	Okay. Now switching gears to your Flow Solutions. Can you give us a little more color on their capital expansion in that specific division, maybe a little bit about how much you plan to allocate and the timing of them.

M. Blinn	Right. If you look at year-over-year you can see an incremental allocation to our seals group and a lot of this is expanding one of our plants in Mexico which is running very well and we want to provide incremental capacity. And in addition, as I talked about earlier, incremental QRCs. We discussed in our strategy our quick response centers are critical to our strategy in being proximate to the customer. So we will look at those opportunities going forward again through the eyes of our customer and what is best to continue to drive the results of what that seals division’s been able to achieve up to this point.

C. Henkle	Okay. And finally, can you give us an idea as to what a normalized corporate expense and after you’ve removed all those expenses in the future what that will look like either as a dollar figure or maybe as a percent of sales.

M. Blinn	Again, no, I really don’t want to go into P&L details on a forward looking basis. But as we talked about before, we do anticipate our audit fees for ‘06 relative to the ‘06 audit to come down relative to ‘05 and that our professional fees should start to normalize next year. Also to the extent that we continue to invest fees in our tax organization, it will go right to those planning activities that I talked about earlier.

C. Henkle	Okay, thank you.

Operator	Thank you. Our next question comes from Scott Graham with Bear Stearns. Please go ahead.

S. Graham	Good morning, Lew, Mark and Mike. How you guys doing?

Management	Good morning, Scott. How are you?

S. Graham	Fine, thank you. I’ve got a couple questions for the second quarter. You indicate some of the prime, call them swing factors in the second quarter bookings for valves and seals. If you were to sort of commonize the year, making comparable, the bookings have been up you know 5 to 10 rather than flat kind of thing. Would you suggest something like that?

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M. Blinn	Help me understand your question a little bit.

S. Graham	Well you said you had a non-repeat sale in I think you said in seals and I think you mentioned something else in terms of timing on the valves business. I might have these mixed up but if you were to look at those bookings on a ongoing basis and maybe weed out some of that noise from the year ago, would you suggest that those bookings in those 2 businesses are still rising perhaps 5-10%?

L. Kling	Without giving again forward looking data, in the seals side I did mention the fact that in the second quarter we had a 1% decrease in orders because we’re comparing it to the second quarter of 2005 where there were a couple of large orders that didn’t repeat which we did expect. Therefor you saw that but the first quarter had a 14% increase in bookings so therefore the average was obviously about half of that, maybe 6-7%. Without giving out numbers, we’re still seeing very, very strong responses in the seal business.

Going ahead and looking at the valve side, the comment I made was that valves on these large projects are usually, not all the time, but usually purchased about 6 months after pumps are purchased. It’s just the way the purchasing system goes in most of our big customers. So therefore we’re seeing very, very large increases in pump orders as we see today. Second quarter was 55% and we showed you orders were obviously pretty high in the third quarter.

Therefore, there’s a possibility without saying it will happen, that valves 6 months from now may see some big impacts based on what happened to pumps 6 months earlier.

S. Graham	I do understand that. I guess what I’m trying to get at here is more specifically to valves. Solutions I’m not overly concerned about because I know you guys are increasingly linking that to the pumps business. But the valves business is still a little bit more of a stand alone animal. Here maybe is my question more succinctly.

The second quarter valves bookings obviously were you know, flat to slightly down on a year-over-year basis and while I know that they follow pumps on project work, a lot of valves business is in fact quick turn business, probably more as a percentage of total than the bookings for the overall company. If I’m wrong on that you’ll tell me. But the chemical business is a big area for the valves and your comment, Lew, was that we’re starting to see chemical improve particularly in international markets. Our research is showing that the chemical business U.S. and Europe capital spending-wise is kind of running off the charts right now. I’m wondering why maybe you didn’t see that business.

L. Kling	Let me jump in real quick. You said for Q2 year-over-year the valve

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bookings growth was flat. Actually if you look at slide 10 it was almost 14% year-over-year.

S. Graham	I apologize. Unfortunately I’m offsite and I cannot get to those slides.

Management	We understand. I’m sorry.

L. Kling	Not a problem at all. I can understand the misunderstanding if you can’t see the slides but let me just go through for your benefit.

Q1 showed a 19.1% growth and Q2 showed a 13.7% growth and then take into consideration the lag effect. You saw where pumps was last year and lag effect of valves. Actually we’re very bullish on that division. It’s showing great improvement in both its operations and its sale pursuits.

S. Graham	Okay. So thank you for that and apologies for the misunderstanding. So you are in fact then seeing chemicals related business in the valves area run through the sales as we speak?

Management	Yes.

S. Graham	Okay. On the go forward basis, so I’m not asking for guidance, just more commentary. When do you expect to report your third quarter earnings? What’s sort of the cycle now, guys? Conference calls I assume will come with the earnings report. Are you guys going to be non-guidance givers (my personal pick) or guidance givers? How’s that going to work out from here?

M. Blinn	As we talked about before, a couple of things on the calls. There will be a compression between the time we release information and we give the call so it’ll be quicker following the filing of information.

In addition to that, on the guidance, we’re not going to give guidance. We’ve talked about this going forward and at this point we’re not going to give sales guidance or margin guidance.

You need to keep in mind if you look at the trends that we’ve been talking about right now with our very robust market and these trends going forward, you can see that we’ve seen a substantial increase in activity in our business and what we’d like to focus on looking forward is making sure we deliver to our customers, not drive our results to some sales guidance range or other ranges out there. So at this point in time we’re not going to give out sales guidance or margin guidance.

S. Graham	Good for you. I don’t mind that at all. If [inaudible] ask this last question. The corporate expense number, obviously right after the second of the 2 large acquisitions by the prior regime, the [inaudible] business, the corporate expense number was probably on an annualized basis running just

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somewhere in the $60 million range and right now it’s running in about the $130 million range. I’m not asking where that number ... what that number should be or anything but would it be fair to say, Mark, that in the future that that number on a year-over-year basis, that we should start to see, you know, an improvement in that number on a year-over-year basis? Because we really haven’t seen that yet per se with any consistency.

But beginning in 4Q you have an easy comp, the whole thing. Will we start to see that and on into 2007 quarters of the year-over-year corporate expenses starting to drift down?

M. Blinn	Yes, and I’ll come out and say we do expect that to improve and we’ve talked about this openly, that we are driving to have that corporate expense between 200 and 300 basis points of sales.

S. Graham	Very good. Thank you.

Operator	Thank you. Our next question comes from Bob Cornell with Lehman Brothers. Please go ahead.

B. Cornell	Hey, first time caller. Hello, everybody.

Management	Hey, Bob, how are you? Hi, Bob.

B. Cornell	I heard a lot of comments about the strength of the business and so forth and what I get asked is where I think we are in the cycle. Do you have a comment on that, maybe reflect on what a comment might be relative to North America versus Asia and Europe?

L. Kling	If you take a look at North America, we could be midway at the cycle. I’ve spoken to a lot of customers and customers in Saudi Arabia say that the cycle’s going to be 10 years, maybe 12 years long. You speak to people in Asia and I just got back from there, they’re looking at very, very long cycles. In the U.S. people talk about shorter cycles, it could be 3 to 5 years.

The data we’re getting from the European industrial forecasting group which we use in all our presentations show a 5 year kegger for all the businesses to be somewhere between 3.5% and 5%. So they’re looking at a cycle of probably at least 5 years.

We’re looking at overall a pretty healthy cycle led by of course Saudi and Asia having much longer cycles. Of course we’re seeing a lot of new things like nuclear which will put a boost to the cycles also.

B. Cornell	Yeah, I heard your comment about some of the mix and issues relative to projects. How have big projects changed as a percent of your business from 2 years ago to 1 year ago to now?

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L. Kling	If you look back let’s say a year ago, our projects were more like 55/45, projects were 55% and after market was 45%. We’re now seeing more like 65% on an average versus 35% so there are a lot more projects and they are getting more sophisticated and they are getting a lot bigger. And that’s good for us because that, as I mentioned before, falls right into our sweet spot of the large, complex projects so it’s really been very, very positive for Flowserve.

M. Blinn	Bob, one thing I want to point out and we’ve talked about before, we may not have had the chance to visit with you about it, but our pricing discipline and where the markets are right now whereas 2 years ago when you’d go to bid a project the ability to get more pricing and higher margin in those projects has substantially increased over the last 2 years.

B. Cornell	Good point. Thank you.

M. Blinn	You’re welcome.

Operator	Thank you. Adam Comora with EnTrust Capital. Please go ahead.

A. Comora	Yeah, hi, guys. I just had 2 quick questions. One is, Lew, I just wanted to just understand a little bit better the general comments you were making about how bookings flowed through into revenues. Just to use an example. I guess last year in the third quarter without the discontinued operations, I think the bookings were around $775 million or something like that. Is that the number that we look at that translates into revenues a year out or do I look at what third quarter bookings were last year versus third quarter of ‘04 and apply that kind of a percentage to last year’s revenues? I’m just trying to understand how all that works.

M. Blinn	Again, I don’t want to translate Q3 last year’s bookings to sales for Q3 of this year but as we talked about before, you can look at historical relationships of how bookings have converted to sales and there are a couple of factors to consider in the markets that we’re in right now.

First of all, the mix or the increase really in pump engineered projects. These are larger projects meaning more dollars, more complex projects and they also include longer negotiated lead times at the customer’s request. So you need to overlay that really to your analysis from prior years however you want to walk it forward.

Also keep in mind that there’s a very high focus here on on-time delivering and past due backlog whereas in prior years there may have been impact of the project being delivered late. We focus, measure and compensate people on that this year.

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A. Comora	Okay. Alright, let me ask a different question also as well. The SG&A rate, the commission rates that we pay on bookings versus revenues, what kind of an impact does that have on profitability? Can you give us a ballpark of how much we pay out on commissions on bookings? Just theoretically, when does that start to normalize? Is that when revenue growth is faster than booking growth?

M. Blinn	I’m not going to get into the detail of any of our compensation programs. The point I was making earlier is that incremental bookings yield incremental commissions, that the commissions follow on bookings and proceed sales so you should anticipate if bookings are going up, the commissions are going up.

A. Comora	Okay. What kind of drag on margins? I mean I’m not looking for the exact number in terms of commissions but is this something that impacts margins 10, 20, 30 basis points, is it more than that and then I guess what happens? It normalizes and flips over when revenues go up faster than bookings?

M. Blinn	I guess you could say as bookings decline it may impact commissions but in terms of the impact on margins, I’ll put it simply this way. Look at our gross profit flow-through over the last couple of reported periods and I would hope that an incremental dollar of sales commission is continuing to accrete to those gross profit margins.

A. Comora	Okay. Thanks.

Operator	Thank you. Our next question comes from is a follow up from Michael Schneider with Robert W. Baird. Please go ahead.

M. Schneider	Mark, in the first half of the year, could you give us what this float was between MRO projects just so we can compare it to what the bookings ratio is?

M. Blinn	On MRO projects on the sales?

M. Schneider	Yeah, just MRO projects split in the first half in revenue.

M. Blinn	On the sales side I think we were at ... I think it was more tied to the high 50s, low 40s on the mix. I’m looking here at my financial data. If you want to ask your next question, I will look this up and get back to you.

M. Schneider	Well with that trend. I guess what I’m trying to determine now is as more projects flow through the top line because of this bookings ratio increasing, what should we expect about incremental margins, in particular let’s focus on pumps because you highlighted in your slides that you did 55% incremental gross margin in pumps during the first half. As more project activity comes through, can you sustain that ratio or that flow-through?

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M. Blinn	The flow-through ratio? Yeah, we’ve talked about this a little bit before and let me tell you the drivers of gross profit flow-through. We still see the benefits of operational excellence. We still see the benefits of incremental after-market which both contribute to margin increase, operating leverage and pricing. Those are all driving relative margins up in our view.

Now if your question is if we exchange a dollar of original equipment for a dollar of after-market, that would tend to suppress margins going forward but again let me remind you, we have a flow-through of 52.6% which is well above our 33% current margin rate. In my view even with the original equipment business which is today’s installed base and tomorrow’s after-market, at the pricing levels that we have, we still have an opportunity even with the incremental OE to accrete gross margins.

M. Schneider	But at a lower rate than the 52 you stated?

M. Blinn	As I said, I don’t want to ... we talked about this last time. I don’t want to give gross profit flow-through guidance going forward because last time we talked about a 60% flow-through, 52% if you exclude old and slow moving inventory and that was ‘05 versus ‘04 and here we are again first half of ‘06 versus first half of ‘05 and we’re still at 52%.

M. Schneider	Okay, fair enough. Then specific to the valves division, you mentioned that you wrote off a receivable, you had some restructuring, etc. Can you give us some dollar amounts so we can somewhat calculate a pro forma margin for valves in 2Q?

M. Blinn	Yes, I think I mentioned it in my presentation but it was for the restructuring, the bad debt and also incremental costs in connection with the disposition of GSG. It was $3 million, approximately $3 million.

M. Schneider	Okay and then just talk about the MRO momentum. We obviously see the project business surging here. But what are you seeing on the day-to-day business and maybe you could address it by geography.

M. Blinn	Sure, I’ll comment generally and we can talk about what we see in the businesses. For example, if you look at our sales for the first half of this year, particularly in the pump business, you saw an increase in after-market, an absolute increase as a percent, as a percent and also an increase on a dollar basis. So we are seeing growth in the after-market business. What you are seeing in our bookings is that that growth is in a sense being overwhelmed by increase in project business but we still are seeing good, profitable after-market business on an incremental basis coming through.

As to regions.

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L. Kling	I guess if you take a look at the Middle East as an example, a significant after-market. In fact most big projects you get almost all of it. The same thing going on in China. In the U.S. you get a percentage of it. Going around the world, it’s different everywhere, but it’s a pretty high return.

M. Schneider	Okay and then just on productivity, one of the challenges in the past has been just getting product out the door and properly quoting projects. Can you discuss, Lew, what metrics you’re watching and what progress has been made on 1 or 2 of those key metrics say over the last 2 years?

L. Kling	I guess the most important metric that we follow is our internal metric of on-time delivery because when you take a look at our customers, that’s what they really want. They want a great product delivered on time at a fair price, not at the lowest price, but at a fair price. So the number 1 metric for our customers which does help drive these tremendous amounts of orders we’re getting in, is on-time delivery.

If I go back a couple of years ago, it was probably in the 50% range, maybe 50-60%. I don’t remember what the exact numbers were. But now when we look at all 3 of our businesses we’re pretty close to 90% so we’re really driving that metric hard. We also look at bill of material excellence. It’s very, very important that our bill of materials are correct. As I mention in many of my presentations, if bill of material accuracy is 90%, it may sound very good but that means 10% of what you build or buy is wrong. Therefore we’re driving for 99.9% accuracy on all of bill of materials and we’re driving it well because we’re paying incentive compensate based on these metrics.

Our cycle time is also a very important metric. We’re trying to lower cycle time across the board in all our factories, which allows us to put more into our factories which is also extremely important. These metrics are all used to compensation our employees so when we set up our metrics and sometimes it’s 4, 5 or 6 different metrics, these are actually used for the incentive compensation program.

M. Blinn	Mike, I owe you an answer. For the first half of this year it was a 60/40 split, 60 OE, 40 after-market on sales.

M. Schneider	Okay. And, Lew, I guess one of things that I’ve harped on over the last couple of years has been turnover. There was to put it bluntly a mass exodus of people during some of these challenges. Can you report on what turnover is say among your mid and senior management levels?

L. Kling	I don’t really have the numbers with me but the turnover in the mid and senior management levels is fairly low. When I got here it was high. We were replacing a lot of people below the division presidents. We’re pretty stable now. There’s always going to be turnover of some people. They leave because they want to or get better jobs somewhere. It’s a very tight industry

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right now and our customers are hiring a lot of our people. But overall we’re seeing a significant decrease in turnover across the board.

M. Schneider	Okay. And then project Star. For those of us with long memories, we remember Flow Server. Can you give us

L. Kling	I’m glad I wasn’t here for that.

M. Schneider	Can you give us a sense of where project Star is maybe in a baseball innings analogy? Again, how you prevent this from morphing into something much greater than it is?

L. Kling	Well if you go back to Flow Server, that was a single ERP system that was going to be spread out across the entire company. And we have a very divergent company in different places around the world. What project Star is doing is taking a basic ERP system, Oracle, and saying based on the needs of the business on a priority basis, we’re going into certain locations and upgrading those systems.

It’s going very well. We’re prepared in the next month to start turnover of some of those large operations into an Oracle type based system. So it’s all based on the priority which is based on the need. We’re not going in and making one fell swoop and changing everything at one time.

Then the teams that do the first, second or third system will help do the fourth, fifth and sixth. So therefore we’re going to use the knowledge based on the gain of one system to help the next person down the line.

M. Blinn	One of the focuses, Mike, just so you can understand is around standardization specifically with respect to the financial platform. So we view this more as a migration. We put a business case on a site by site basis for the implementation and we are driving standardization because we think that will yield cost reduction over time.

M. Schneider	Okay, thank you again.

Operator	Thank you. Our next question comes from Jim Foung with Gabelli & Company. Please go ahead.

J. Foung	Hi, good afternoon.

Management	Hi, Jim.

J. Foung	Just a couple quick questions. In terms of your backlog, would you say that the margins in the backlog are higher than your current shipment given the increase in engineered products that you’re seeing?

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L. Kling	The comment we can make on that without going into forward numbers is the fact that we have an organization now that reviews all the contracts. We have passed on contracts that do not have sufficient margins even in the large projects or have terms and conditions that are not acceptable to Flowserve, so therefore low margin projects that don’t have a lot of after-market we’ll actually pass on.

M. Blinn	Jim, when I reviewed earlier I talked about the pump division incremental gross profit flow-through and one of the comments I made is that among other things is indicative of a trend of where we are in pricing and pricing discipline.

J. Foung	Okay, good. I guess related to this question was just that with the increase in major project business that you’re seeing, does that change or stretch out your goal of trying to achieve a 15% margin over the next couple of years for the whole company?

L. Kling	No, it really doesn’t. We still have plans. We feel that that’s the goal across the board and the fact that we have a lot more business coming in may even help.

J. Foung	Even though a high proportion of that is major project versus MRO?

M. Blinn	Jim, remember what we talked about earlier, our pricing discipline. We believe these projects will allow us to continue to accrete margin both in the gross margin line and the operating margin. I’ll remind you that our OI incremental flow-through is 28.1% for the period that we’ve talked about.

The other thing to keep in mind is this represents a strategic installed base. Today’s installed base is tomorrow’s after-market so I think it positions us very well to achieve that going forward without really sacrificing margins substantially now because of where we are in the pricing curve.

J. Foung	Okay, terrific. One last question is, given the tightness in the oil and gas market within the last year, did you see a real pick up in the quick turnaround business as refineries didn’t want to stop production because of the increased demand?

L. Kling	We’ve seen ... as you see good growth in the after-market business, if that’s what you want to call quick turnaround, that’s products and services in both our pump and our seal division which have a big proportion of their revenues generated in the oil and gas industry. We’ve seen growth in that area as well.

J. Foung	I’m just referring to not the regular maintenance after-market business but more of the quick turnaround needed just for quick repairs and stuff. Did you see a pick up in that?

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L. Kling	Yes.

J. Foung	Great. Thanks a lot, gentlemen.

M. Conley	We’ll be able to take 1 more question before we have to sign off for today.

Operator	At this point there are no further questions.

M. Conley	Mary, Matt, thank you very much. Remember, a replay of this call will be available today beginning at 2:00 p.m. Eastern Time through 11:59 Eastern Time on Thursday, November 9th. The access number is 800-405-2236 and outside the U.S. it’s 303-590-3000. The passcode is 11072999 # for either number. You may also access a replay of this call through our website at www.flowserve.com.

On behalf of everyone at Flowserve, thank you for being with us today. Goodbye and have a pleasant day.

Operator	Thank you. Ladies and gentlemen, that will conclude today’s teleconference. We thank you again for your participation and at this time you may disconnect.

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